CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The  Board  of  Directors
Emeritus  Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-20805) on Form S-3
of Emeritus Corporation of our report dated March 8, 2002, relating to the consolidated balance sheets of Emeritus Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' deficit, and cash flows and the related schedule for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Emeritus Corporation.


/s/  KPMG  LLP


Seattle,  Washington
March  29,  2002